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                                                                  CONFORMED COPY

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                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF AUGUST 22, 1994

                                     AMONG

                               JOHNSON & JOHNSON

                             JNJ ACQUISITION CORP.

                                      AND

                             NEUTROGENA CORPORATION

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                                     TABLE OF CONTENTS

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Parties and Recitals................................................................      1

                                        ARTICLE I

                                        The Offer

SECTION 1.01.     The Offer.........................................................      1
SECTION 1.02.     Company Actions...................................................      2

                                        ARTICLE II

                                        The Merger

SECTION 2.01.     The Merger........................................................      3
SECTION 2.02.     Closing...........................................................      3
SECTION 2.03.     Effective Time....................................................      3
SECTION 2.04.     Effects of the Merger.............................................      4
SECTION 2.05.     Certificate of Incorporation and By-Laws..........................      4
SECTION 2.06.     Directors.........................................................      4
SECTION 2.07.     Officers..........................................................      4

                                       ARTICLE III

        Effect of the Merger on the Capital Stock of the Constituent Corporations;
                                Exchange of Certificates

SECTION 3.01.     Effect on Capital Stock...........................................      4
SECTION 3.02.     Exchange of Certificates..........................................      5

                                       ARTICLE IV

                               Representations and Warranties

SECTION 4.01.     Representations and Warranties of the Company.....................      6
SECTION 4.02.     Representations and Warranties of Parent and Sub..................     12

                                        ARTICLE V

                        Covenants Relating to Conduct of Business

SECTION 5.01.     Conduct of Business...............................................     13
SECTION 5.02.     No Solicitation...................................................     15

                                        ARTICLE VI

                                  Additional Agreements

SECTION 6.01.     Stockholder Meeting; Preparation of Proxy Statement...............     16
SECTION 6.02.     Access to Information; Confidentiality............................     16
SECTION 6.03.     Reasonable Efforts; Notification..................................     17
SECTION 6.04.     Stock Options Plans...............................................     17
SECTION 6.05.     Indemnification and Insurance.....................................     18
SECTION 6.06.     Directors.........................................................     18
SECTION 6.07.     Fees and Expenses.................................................     19
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SECTION 6.08.     Public Announcements..............................................     19
SECTION 6.09.     Rights Agreements.................................................     19
SECTION 6.10.     Benefit Plans.....................................................     19
SECTION 6.11.     Stop Transfer.....................................................     20
SECTION 6.12.     Excess Parachute Payments.........................................     20

                                        ARTICLE VII

                                    Conditions Precedent

SECTION 7.01.     Conditions to Each Party's Obligation to Effect the Merger........     20

                                        ARTICLE VIII

                              Termination, Amendment and Waiver

SECTION 8.01.     Termination.......................................................     20
SECTION 8.02.     Effect of Termination.............................................     21
SECTION 8.03.     Amendment.........................................................     21
SECTION 8.04.     Extension; Waiver.................................................     21
SECTION 8.05.     Procedure for Termination, Amendment, Extension or Waiver.........     22

                                         ARTICLE IX

                                     General Provisions

SECTION 9.01.     Nonsurvival of Representations and Warranties.....................     22
SECTION 9.02.     Notices...........................................................     22
SECTION 9.03.     Definitions.......................................................     23
SECTION 9.04.     Interpretation....................................................     23
SECTION 9.05.     Counterparts......................................................     23
SECTION 9.06.     Entire Agreement; No Third-Party Beneficiaries....................     24
SECTION 9.07.     Governing Law.....................................................     24
SECTION 9.08.     Assignment........................................................     24
SECTION 9.09.     Enforcement.......................................................     24

EXHIBITS
EXHIBIT A         Conditions of the Offer
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          AGREEMENT AND PLAN OF MERGER dated as of August 22, 1994, among
     JOHNSON & JOHNSON, a New Jersey corporation ("Parent"), JNJ ACQUISITION CORP., a Delaware corporation ("Sub") and a wholly owned subsidiary of Parent, and NEUTROGENA CORPORATION, a Delaware corporation (the "Company").

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and outstanding shares of Common Stock, par value $.001 per share, of the Company (together with any associated Rights (as hereinafter defined), the "Company Common Stock"), at a price per share of Company Common Stock of $35.25 net to the seller in cash (such price, the "Offer Price"), upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has approved the Offer and is recommending that the Company's stockholders accept the Offer;

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the Offer and the Merger of Sub into the Company, as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock, other than shares owned directly or indirectly by Parent or the Company and Dissenting Shares (as defined in Section 3.01(d)), will be converted into the right to receive the price per share paid in the Offer;

     WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, certain stockholders of the Company, Parent and Sub are entering into an Agreement (the "Stockholder Agreement") pursuant to which such stockholders have, among other things, agreed to tender all such stockholders' shares of Company Common Stock into the Offer; and

     WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   The Offer

     SECTION 1.01. The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable, but in no event later than August 26, 1994, Sub shall, and Parent shall cause Sub to, commence the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A (any of which may be waived by Sub in its sole discretion) and to the terms and conditions of this Agreement; provided, however, that Sub shall not, without the Company's consent, waive the Minimum Condition (as defined in Exhibit A). Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock to be purchased in the Offer, (ii) reduce the Offer Price, (iii) modify or add to the conditions set forth in Exhibit A, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in a manner adverse to the holders of Company Common Stock. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer), if at the scheduled expiration date of the Offer any of the conditions to Sub's obligation to accept for payment, and pay for, shares of Company Common Stock shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been tendered sufficient Shares so that the Merger could be effected as provided in the last sentence of Section 6.01(a). Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

     (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Sub agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder and the Offer Documents on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company specifically for inclusion in the Offer Documents. Each of Parent, Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of Company Common Stock that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

     SECTION 1.02. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Offer and the Merger, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders approve and adopt this Agreement, and accept the Offer and tender their shares pursuant to the Offer. The Company has been advised by each of its directors and by each executive officer who as of the date hereof is aware of the transactions contemplated hereby, that each such person intends to tender pursuant to the Offer all shares of Company Common Stock owned by such person.

     (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph
(a) and shall mail the Schedule 14D-9 to the stockholders of the Company. The Company agrees that the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such

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information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

     (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

                                   ARTICLE II

                                   The Merger

     SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL. Notwithstanding the foregoing, Parent may elect at any time prior to the Merger, instead of merging Sub into the Company as provided above, to merge the Company with and into Sub; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement solely by reason of such election. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and, where appropriate, to provide that the Sub shall be the Surviving Corporation and will continue under the name "Neutrogena Corporation". At the election of Parent, any direct or indirect wholly owned subsidiary (as defined in Section 9.03) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

     SECTION 2.02. Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the Parent or Sub, which may be on, but shall be no later than the third business day after, the day on which there shall have been satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, N.Y. 10019, unless another date or place is agreed to in writing by the parties hereto.

     SECTION 2.03. Effective Time. On the Closing Date, or as soon as practicable thereafter, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall

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agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 2.05. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so that Section 4 of such certificate of incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the corporation shall have the authority to issue is 100 shares of Common Stock, par value $1.00 per share" and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-laws of the Company as in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     SECTION 2.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 2.07. Officers. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

     SECTION 3.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $1.00 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Common Stock. Subject to Section 3.01(d), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 3.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price paid for each share of Company Common Stock in the Offer (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

          (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a "Dissenting Stockholder") who objects to the Merger and complies with all the provisions of Delaware law concerning the right of holders of Company Common Stock to dissent from the Merger and require appraisal of their shares of Company Common Stock ("Dissenting Shares") shall not be converted as described in Section 3.01(c) but shall become the right to receive such consideration as may be

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     determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his shares of Company Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without interest. The Company shall give Parent (i) prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     SECTION 3.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent immediately available funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock as part of the Merger pursuant to Section 3.01, it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

     (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

     (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III, except as otherwise provided by law.

     (d) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

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

                                   ARTICLE IV

                         Representations and Warranties

     SECTION 4.01. Representations and Warranties of the Company. Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. Each of the Company and each of its Significant Subsidiaries (as defined below) is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or partnership power and authority to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the Company. The Company has delivered to Parent complete and correct copies of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws or other organizational documents of its Significant Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "Significant Subsidiary" means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

          (b) Subsidiaries. All the outstanding shares of capital stock of each Significant Subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

          (c) Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 7,000,000 shares of preferred stock, par value $.001 per share ("Company Preferred Stock"). At the close of business on August 18, 1994, (i) 25,717,859 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) 1,006,985 shares of Company Common Stock were held by the Company in its treasury, (iii) 2,331,352 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Stock Options (as defined in Section 6.04) and (iv) no shares of Company Common Stock and 310,713 Shares of Company Preferred Stock were reserved for issuance in connection with the rights (the "Rights") to purchase shares of Company Common Stock issued pursuant to the Rights Agreement dated as of July 23, 1990 (as amended from time to time, the "Rights Agreement"), between the Company and U.S. Stock Transfer Corporation, as Rights Agent (the "Rights Agent"). Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights which were not granted in tandem with a related Stock Option. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. The

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

     Company has delivered to Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

          (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under,
     (i) the certificate of incorporation or by-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries,
     (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not
     (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the SEC of (x) the Schedule 14D-9, (y) a proxy statement relating to the approval by the Company's stockholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and
     (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business (iv) the filing of appropriate documents with the relevant authorities of states other than Delaware in which the Company or any of its subsidiaries is authorized to do business, (v) in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or its subsidiaries, real property, if any (collectively, the "Gains Taxes"), (vi) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (vii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (viii) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any assets, and (ix) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate (A) have a material adverse effect on the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

          (e) SEC Documents; Financial Statements. The Company has filed all required reports, forms, and other documents with the SEC since November 1, 1993 (the "SEC Documents"). As of their respective dates, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents filed and publicly available prior to the date of this Agreement and liabilities and obligations which would not, individually or in the aggregate, have a material adverse effect on the Company, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9 or (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement"), will, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Information Statement, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

          (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement, since April 30, 1994, the Company has conducted its business only in the ordinary course, and there has not been (i) any material adverse change in the Company, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) (x) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice, as disclosed in the Company Disclosure Schedule or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents filed and publicly available prior to the date of this Agreement, (y) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents filed and publicly available prior to the date of this Agreement or as disclosed on the Company Disclosure Schedule or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such officer, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company or (v) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

          (h) Litigation. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company; it being understood that this representation shall not include any litigation of the nature described in clauses (i)-(iv) of paragraph (a) of Exhibit A.

          (i) Absence of Changes in Benefit Plans.  Except as disclosed in
     Schedule 4.01(i), Schedule 4.01(j) or in the SEC Documents filed and publicly available prior to the date of this Agreement or as required by applicable law, since November 1, 1993, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any Benefit Plan (as defined in Section 4.01(j) hereof). Except as disclosed in Schedule 4.01(i), Schedule 4.01(j) or the SEC Documents, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former officer or director of the Company or any of its subsidiaries.

          (j) ERISA Compliance. (i) Schedules 4.01(i) and 4.01(j) contain a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other plans, arrangements or policies relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits and other employee benefits, in each case maintained, or contributed to, or required to be maintained or contributed to, by the Company, any of its subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors (or any beneficiaries thereof) of the Company or any of its subsidiaries (collectively, "Benefit Plans").

          (ii) Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company and all the Benefit Plans are all in compliance in all material respects with applicable provisions of ERISA and the Code and all other applicable laws.

          (iii) Neither the Company nor any Commonly Controlled Entity has suffered or otherwise caused a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) with respect to any "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) that could lead to the imposition of any withdrawal liability under Section 4201 of ERISA; and no action has been taken that alone or with the passage of time could result in either a partial or complete withdrawal by any Commonly Controlled Entity in respect of any such multiemployer plan.

          (iv) To the knowledge of the Company and its subsidiaries, there are no understandings, agreements or undertakings that would prevent any Benefit Plan that is an employee welfare benefit plan (including any such Benefit Plan covering retirees) from being amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the consummation of the Offer.

          (v) No Commonly Controlled Entity has incurred any material liability, and no event has occurred that would result in any material liability, to a Pension Plan (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due) that has not been fully paid as of the date hereof.

          (k) Taxes. (i) Each of the Company and each of its subsidiaries has filed all Federal income tax returns and all other material tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects. Each of the Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes shown as due on such returns and all material taxes for which no return was required to be filed, and the most recent financial statements contained in the SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

          (ii) No material deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries, and no requests for waivers of the time to assess any such taxes are pending. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years through 1991.

          (iii) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

          (l) No Excess Parachute Payments. Sections 4.01(i), 4.01(j) and 4.01(l) of the Company Disclosure Schedule set forth all written contracts, arrangements or understandings (excluding Stock Options or SARs (as defined in Section 6.04)) pursuant to which any person may receive any amount or entitlement from the Company or the Surviving Corporation or any of their respective subsidiaries (including cash or property or the vesting of property) that may be characterized as an "excess parachute payment" (as such term is defined in Section 280G(B)(1) of the Code) (any such amount being an "Excess Parachute Payment") as a result of any of the transactions contemplated by this Agreement. To the best knowledge of the Company, no person is entitled to receive any additional payment from the Company, the Surviving Corporation, their respective subsidiaries or any other person (a "Parachute Gross-Up Payment") in the event that the 20 per cent parachute excise tax of Section 4999(a) of the Code is imposed on such person. The Board of Directors of the Company has not during the six months prior to the date of this Agreement granted to any officer, director or employee of the Company any right to receive any Parachute Gross-Up Payment.

          (m) Compliance with Applicable Laws. (i) Each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a material adverse effect on the Company. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on the Company.

          (ii) To the knowledge of the Company, each of the Company and its subsidiaries is, and has been, and each of the Company's former subsidiaries, while a subsidiary of the Company, was in compliance with all applicable Environmental Laws, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on the Company. The term "Environmental Laws" means any Federal, state, local or foreign statute, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree, injunction or other authorization, relating to: (A) Releases (as defined in 42 U.S.C.
     sec. 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

          (iii) During the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties or, to the knowledge of the Company, any surrounding site, and none of the Company or its subsidiaries have disposed of any Hazardous Material or any other substance in a manner that has led, or could reasonably be anticipated to lead to a Release except in each case for those which individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of the Company, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported shipped or disposed of from, such current or previously owned or leased properties, and there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. The term "Hazardous Material " means (1) hazardous substances (as defined in 42 U.S.C. sec. 9601(14)), (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof,
     (4) asbestos and/or asbestos-containing material, (5) PCBs, or materials containing PCBs in excess of 50 ppm, and any material regulated as a medical waste or infectious waste.

          (n) State Takeover Statutes. The Board of Directors of the Company has approved the Offer, the Merger and this Agreement and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement, the provisions of Section 203 of the DGCL.

          (o) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Lehman Brothers Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees of the Company's legal counsel) are set forth in the Company Disclosure Schedule. The Company has provided Parent true and correct copies of all agreements between Company and Lehman Brothers Inc.

          (p) Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers Inc., to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

          (q) Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this agreement and the transactions contemplated by this Agreement.

          (r) Rights Agreement. The Company and the Board of Directors of the Company have taken all necessary action to (i) render the Rights Agreement inapplicable with respect to the Offer and the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement and (ii) ensure that (y) neither Parent nor Sub nor any of their Affiliates or Associates is considered to be an Adverse Person and (z) a Distribution Date (as defined in the Rights Agreement) does not occur by reason of the announcement or consummation of the Offer, the Merger or the consummation of any of the other transactions contemplated by this Agreement or the Stockholder Agreement.

          (s) Trademarks, etc. The Company Disclosure Schedule sets forth a true and complete list of all material patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor owned, used or filed by or licensed to the Company and its subsidiaries ("Intellectual Property Rights") and, with respect to registered trademarks, contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. The Company or its subsidiaries owns or has the right to use, without payment to any other party, the patents, trademarks (registered or unregistered), trade names, service marks, copyrights and applications therefor referred to in such Schedule, and the consummation of the transactions contemplated hereby will not alter or impair such rights in any material respect. To the best knowledge of the Company, no claims are pending by any person with respect to the ownership, validity, enforceability or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing which claims could reasonably be expected to have a material adverse effect on the Company.

          (t) Distribution Agreements. The Company has made available to Parent and its representatives true and correct copies of all contracts, agreements, arrangements or understandings to which the Company or any of its subsidiaries is a party, except those that are immaterial in any one country or jurisdiction, relating to the distribution of its products or products licensed by the Company or its subsidiaries in any foreign country or jurisdiction ("Foreign Distribution Agreements").

     SECTION 4.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent and each of its Significant Subsidiaries and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which each is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on Parent. Parent has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to the date of this Agreement.

          (b) Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and, in the case of Parent, the Stockholder Agreement, and to consummate the transactions contemplated by this Agreement and, in the case of Parent, the Stockholder Agreement. The execution and delivery of this Agreement and, in the case of Parent, the Stockholder Agreement, and the consummation of the transactions contemplated by this Agreement and, in the case of Parent, the Stockholder Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, as applicable. This Agreement has been duly executed and delivered by Parent and Sub and the Stockholder Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding obligation of the Company, each constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms. The execution and delivery of this Agreement and the Stockholder Agreement do not, and the consummation of the transactions contemplated by this Agreement and the Stockholder Agreement and compliance with the provisions of this Agreement and the Stockholder Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under,
     (i) the certificate of incorporation or by-laws of Parent or Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses
     (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent, (y) impair in any material respect the ability of Parent and Sub to perform their respective obligations under this Agreement or the Stockholder Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement or the Stockholder Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental

     Entity is required by Parent or Sub in connection with the execution and delivery of this Agreement and the Stockholder Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement and, in the case of the Parent, the Stockholder Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (x) the Offer Documents and (y) such reports under Sections 13(a), 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate (A) have a material adverse effect on Parent, (B) impair the ability of Parent and Sub to perform their respective obligations under this Agreement or (C) prevent or significantly delay the consummation of any transactions contemplated by this Agreement. Neither Parent nor any of its affiliates or associates (as each such term is defined in Section 203 of the DGCL) was prior to the execution and delivery of the Stockholder Agreement, an Interested Stockholder (as such term is defined in Section 203 of the DGCL) of the Company.

          (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement or the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

          (d) Brokers. No broker, investment banker, financial advisor or other person, other than J.P. Morgan & Co., Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

          (e) Financing. Parent has sufficient funds available to purchase all the outstanding shares on a fully diluted basis of Company Common Stock pursuant to the Offer and the Merger and to pay all fees and expenses related to the transactions contemplated by this Agreement.

          (f) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                                   ARTICLE V

                   Covenants Relating to Conduct of Business

     SECTION 5.01. (a) Conduct of Business. During the term of this Agreement, the Company shall and shall cause its subsidiaries to carry on their respective businesses in the ordinary course and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its subsidiaries to (without Parent's prior written consent, which consent may be withheld in Parent's sole and absolute discretion):

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) except as shall be required under any employee stock-based benefit plan, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of Employee Stock Options outstanding on the date of this Agreement in accordance with their present terms);

          (iii) amend its Certificate of Incorporation, By-laws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practice;

          (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company and other than advances to employees in the ordinary course of business consistent with past practice;

          (vii) make any tax election or settle or compromise any material income tax liability;

          (viii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Documents filed and publicly available prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

          (ix) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims; or

          (x) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Other Actions. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Offer set forth in Exhibit A not being satisfied (subject to the Company's right to take action specifically permitted by Section 5.02).

     SECTION 5.02. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate, or encourage the submission of, any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, if in the opinion of the Board of Directors, after consultation with counsel, such failure to act would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited takeover proposal, and subject to compliance with Section 5.02(c), (A) furnish information with respect to the Company to any person pursuant to a confidentiality agreement and (B) participate in negotiations regarding such takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company. For purposes of this Agreement, "takeover proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its subsidiaries (other than investors in the ordinary course of business) or of over 20% of any class of equity securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

     (b) Except as set forth herein, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, in the event prior to the time of acceptance for payment of shares of Company Common Stock in the Offer if in the opinion of the Board of Directors, after consultation with counsel, failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors may (subject to the terms of this and the following sentences) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a superior proposal, or enter into an agreement with respect to a superior proposal, in each case at any time after the second business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal; provided that the Company shall not enter into an agreement with respect to a superior proposal unless the Company shall have furnished Parent with written notice no later than 12:00 noon one day in advance of any date that it intends to enter into such agreement. In addition, if the Company proposes to enter into an agreement with respect to any takeover proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Expenses (as defined in Section 6.07(b)) and the Termination Fee (as defined in Section 6.07(b)). For purposes of this Agreement, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger.

     (c) In addition to the obligations of the Company set forth in paragraph
(b), the Company shall immediately advise Parent orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any such takeover proposal or inquiry. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

     (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the opinion of the Board of Directors of the Company, after consultation with counsel, failure to so disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided that the Company does not, except as permitted by
Section 5.02(b) withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, a takeover proposal.

                                   ARTICLE VI

                             Additional Agreements

     SECTION 6.01. Stockholder Meeting; Preparation of the Proxy Statement. (a) The Company will, as soon as practicable following the acceptance for payment of, and payment for, shares of Company Common Stock by Sub pursuant to the Offer, duly call, give notice of, convene and hold a meeting of the holders of the Company Common Stock (the "Stockholders Meeting") if such meeting is required by applicable law for the purpose of approving this Agreement and the transactions contemplated by this Agreement. At the Stockholders Meeting, Parent shall cause all of the shares of Company Common Stock then actually or beneficially owned by Parent, Sub or any of their subsidiaries to be voted in favor of the Merger. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 253 of the DGCL.

     (b) The Company will, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

     SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the Confidentiality Agreement dated as of August 15, 1994, between Parent and the Company (the "Confidentiality Agreement").

     SECTION 6.03. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Stockholder Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement, the Stockholder Agreement or any of the other transactions contemplated by this Agreement or the Stockholder Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement, the Stockholder Agreement or any other transaction contemplated by this Agreement or the Stockholder Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement, the Stockholder Agreement and the other transactions contemplated by this Agreement or the Stockholder Agreement. Notwithstanding the foregoing, the Board of Directors of the Company shall not be prohibited from taking any action permitted by the terms of this Agreement.

     (b) The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 6.04. Stock Option Plans. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Option Plans (as defined below)) shall adopt such resolutions or take such other actions as are required to provide that (i) each outstanding stock option to purchase shares of Company Common Stock (a "Stock Option") heretofore granted under any stock option, stock appreciation rights or stock purchase plan, program or arrangement of the Company (collectively, the "Stock Option Plans") outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, shall be cancelled immediately prior to the consummation of the Offer in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (y) the number of shares of Company Common Stock subject to such Stock Option immediately prior to the consummation of the Offer and (z) the excess of the price per share to be paid in the Offer over the per share exercise price of such Stock Option and (ii) each stock appreciation right ("SAR") granted under the Stock Option Plans outstanding immediately prior to the consummation of the Offer shall be cancelled immediately prior to the consummation of the Offer in exchange for an amount of cash, payable at the time of such cancellation, equal to the product of (y) the number of shares of Company Common Stock covered by such SAR and (z) the excess of the price per share to be paid in the Offer over the appreciation base per share of such SAR; provided, however, that no such cash payment shall be made with respect to any SAR which is related to a Stock Option with respect to which such a cash payment has been made. Any Stock Option or SAR not cancelled in accordance with this paragraph (a) immediately prior to the consummation of the Offer, shall be cancelled at the Effective Time in exchange for an amount in cash, payable at the Effective Time, equal to the amount which would have been paid had such Stock Option or SAR been cancelled immediately prior to the consummation of the Offer.

     (b) All Stock Option Plans shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, except as provided in Section 6.04(a).

     SECTION 6.05. Indemnification and Insurance. (a) The indemnification obligations set forth in the Company's certificate of incorporation and by-laws on the date of this Agreement shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company.

     (b) For six years from the Effective Time, Parent shall, unless Parent agrees in writing to guarantee the indemnification obligations set forth in
Section 6.05(a), maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance which the Company represents to be $160,000 for the fiscal year ending October 31, 1994; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (c) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.05. In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent will either guarantee the indemnification obligations referred to in Section 6.05(a) or take such other action to ensure that the ability of the Surviving Corporation to satisfy such indemnification obligations will not be diminished in any material respect.

     (d) This Section 6.05 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     SECTION 6.06. Directors. Promptly upon the acceptance for payment of, and payment for, any shares of Company Common Stock by Sub pursuant to the Offer, the number of directors on the Board of Directors shall be reduced to five (5) and Sub shall be entitled to designate three (3) of such number of directors on the Board of Directors of the Company such that Sub, subject to compliance with
Section 14(f) of the Exchange Act, will control a majority of such directors, and the Company and its Board of Directors shall, at such time, take all such action needed to cause Sub's designees to be appointed to the Company's Board of Directors. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees).

     SECTION 6.07. Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

     (b) The Company shall pay, or cause to be paid, in same day funds to Parent the sum of (x) all of Parent's out-of-pocket expenses in an amount up to but not to exceed $2,500,000 (the "Expenses") and (y) $25,000,000 (the "Termination Fee") upon demand if (i) Parent or Sub terminates this Agreement under Section 8.01(d), (ii) the Company terminates this Agreement pursuant to Section 8.01(e) or (iii) prior to the termination of this Agreement (other than by the Company pursuant to Section 8.01(f)), a takeover proposal shall have been made and within one year of such termination, the Company enters into an agreement with respect to, approves or recommends or takes any action to facilitate (including taking action with respect to the Rights Agreement), such takeover proposal. The amount of Expenses so payable shall be the amount set forth in an estimate delivered by Parent, subject to upward or downward adjustment (not to be in excess of the amount set forth in clause (x) above) upon delivery of reasonable documentation therefor.

     SECTION 6.08. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 6.09. Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.01(r)) requested in writing by Parent in order to render the Rights inapplicable to the Offer, the Merger, the Stockholder Agreement and the other transactions contemplated by this Agreement and the Stockholder Agreement. Except as requested in writing by Parent, during the term of this Agreement, the Board of Directors of the Company shall not (i) amend the Rights Agreement or
(ii) take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Rights) including any action to facilitate a takeover proposal; provided that any of such actions may be taken simultaneously with entering into an agreement pursuant to Section 5.02(b).

     SECTION 6.10. Benefit Plans. (a) Parent shall cause the Surviving Corporation to take such actions as are necessary so that, for a period of not less than one year after the Effective Time, nonunion employees of the Company and its subsidiaries who continue their employment after the Effective Time will be provided employee benefits which in the aggregate are at least generally comparable to those provided to such employees as of the date hereof; provided, that it is understood that after the Effective Time (x) neither Parent nor the Surviving Corporation will have any obligation to issue or adopt any plans or arrangements to provide for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plan or program, (y) nothing herein shall require the Surviving Corporation to maintain any particular plan or arrangement and (z) nothing herein shall prevent or preclude the Surviving Corporation from continuing any requirements for employee contributions under any employee benefit plans in the same proportions as the employee-paid portion under such plans constituted prior to the Effective Time.

     (b) It is Parent's current intention that, following the first anniversary of the Effective Time, Parent will provide employee benefit plans, programs, arrangements and policies for the benefit of employees of the Company and its subsidiaries which are at least generally comparable in the aggregate to the employee benefit plans, programs, arrangements and policies for the benefit of other employees of Parent and its subsidiaries. In connection therewith, all service credited to each employee by the Company through the Effective Time (and by the Surviving Corporation thereafter) would be recognized by Parent for all purposes, including for purposes of eligibility, vesting and benefit accruals under any employee benefit plan provided by Parent for the benefit of the employees; provided, however, such service need not be credited to the extent it would result in a duplication of benefits, including, without limitation, benefit accrual service under defined benefit plans.

     (c) Parent hereby agrees to cause the Surviving Corporation to honor (without modification) and assume the employment agreements and individual benefit arrangements listed on Schedule 4.01(i).

     SECTION 6.11. Stop Transfer. The Company agrees with, and covenants to Parent that the Company shall not register the transfer of any certificate representing any Stockholder's Shares (as defined in the Stockholder Agreement), unless such transfer is made to Parent or Sub or otherwise in compliance with the terms of this Agreement and the Stockholder Agreement. The Company hereby agrees to inscribe upon any and all certificates representing Stockholder's Shares subject to the Stockholder Agreement and delivered to Parent for inscription pursuant thereto, the following legend:

          "The shares of Common Stock, $.001 par value, of Neutrogena Corporation represented by this certificate are subject to a Stockholder Agreement dated as of August 22, 1994, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of Neutrogena Corporation."

     SECTION 6.12. Excess Parachute Payments. Promptly after the date of this Agreement, the Company will (i) determine the estimated amounts or entitlements that any person may receive from the Company, the Surviving Corporation or any of their respective subsidiaries (including cash or property or the vesting of property) as a result of the transactions contemplated by this Agreement (including pursuant to any Stock Option or SAR and using assumptions selected in consultation with Parent), (ii) determine whether and to what extent any such amounts or entitlements may constitute Excess Parachute Payments and (iii) provide Parent with the determinations described in clauses (i) and (ii) and the calculations relating to such determinations, including the "base rate" (as such term is defined in Section 280G(b) of the Code) of any person described in clause (i) and the estimated amount of any Excess Parachute Payment to be received by any person.

                                  ARTICLE VII

                              Conditions Precedent

     SECTION 7.01. Conditions to Each Party's Obligation To Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with applicable law and the Company's Certificate of Incorporation; provided that Parent and Sub shall vote all their shares of Company Common Stock in favor of the Merger.

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

                                  ARTICLE VIII

                       Termination, Amendment and Waiver

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company:

             (i) if (x) as a result of the failure, occurrence or existence of any of the conditions set forth in Exhibit A to this Agreement the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer or (y) Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer by December 31, 1994; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure, occurrence or existence of any such condition;

             (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Parent or Sub prior to the purchase of shares of Company Common Stock pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Exhibit A and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company;

          (d) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph
     (d) of Exhibit A to this Agreement;

          (e) by the Company in connection with entering into a definitive agreement in accordance with Section 5.02(b), provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee; or

          (f) by the Company, if Sub or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which failure to perform is incapable of being cured or has not been cured within 30 days after the giving of written notice to Parent or Sub, as applicable, except, in any case, such failures which are not reasonably likely to affect adversely Parent's or Sub's ability to complete the Offer or the Merger.

     SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 4.01(o), Section 4.02(d), the last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section
8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company as provided in
Section 6.06, after the acceptance for payment of shares of Company Common Stock pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the directors of the Company that were not designated by Parent or Sub shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent's and Sub's respective obligations under this Agreement or (iv) take any action to amend or otherwise modify the Company's Certificate of Incorporation or By-laws.

                                   ARTICLE IX

                               General Provisions

     SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, shares of Company Common Stock by Sub pursuant to the Offer. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Sub, to

        Johnson & Johnson
        One Johnson & Johnson Plaza
        New Brunswick, NJ 08933
        Facsimile: (908) 524-0400

        Attention: James R. Utaski
                   Vice President, Business Development

        with copies to:

        Johnson & Johnson
        One Johnson & Johnson Plaza
        New Brunswick, NJ 08933
        Facsimile: (908) 524-2788

        Attention: James R. Hilton, Esq.

                    and

        Cravath, Swaine & Moore
        Worldwide Plaza
        825 Eighth Avenue
        New York, NY 10019
        Facsimile: (212) 474-3700

        Attention: Robert A. Kindler, Esq.

(b) if to the Company, to

        Neutrogena Corporation
        5760 West 96th Street
        Los Angeles, CA 90045
        Facsimile: (310) 641-9280

        Attention: Lloyd E. Cotsen
                   Chairman and Chief Executive Officer

        with copies to:

        Skadden, Arps, Slate, Meagher & Flom
        919 Third Avenue
        New York, NY 10022
        Facsimile: (212) 735-3638

        Attention: James C. Freund, Esq.

                    and

        Blum, Propper & Hardacre
        12100 Wilshire Boulevard, Suite 905
        Los Angeles, CA 90025
        Facsimile: (310) 826-1480

        Attention: David W. Hardacre

     SECTION 9.03. Definitions.  For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole;

          (c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

          (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

          (e) "superior proposal" has the meaning assigned thereto in Section 5.02(b); and

          (f) "takeover proposal" has the meaning assigned thereto in Section 5.02(a).

     SECTION 9.04. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 9.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreements, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of these agreements and except for the provisions of Article III and Sections 6.04 and 6.05, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

     SECTION 9.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          JOHNSON & JOHNSON,

                                          by   /s/ RALPH S. LARSEN
                                            ------------------------------------
                                             Name: Ralph S. Larsen
                                             Title: Chairman and Chief Executive
                                             Officer

                                          JNJ ACQUISITION CORP.,

                                          by   /s/ RALPH S. LARSEN
                                            ------------------------------------
                                             Name: Ralph S. Larsen
                                             Title: Chairman and Chief Executive
                                             Officer

                                          NEUTROGENA CORPORATION,

                                          by   /s/ LLOYD E. COTSEN
                                            ------------------------------------
                                             Name: Lloyd E. Cotsen
                                             Title: Chairman and Chief Executive
                                             Officer

                                                                       EXHIBIT A
                            Conditions of the Offer
                            -----------------------

                 Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless,
(i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of shares of Company Common Stock which (together with shares subject to the Stockholder Agreement that shall not have been so tendered) would constitute a majority of the outstanding shares of Company Common Stock (the "Minimum Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall have expired or been terminated (the "HSR Condition"). Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries which constitutes a breach of this Agreement):

                 (a) there shall be threatened or pending by any Governmental Entity any suit, action or proceeding, (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock under the Offer or pursuant to the Stockholder Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Stockholder Agreement (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock accepted for payment pursuant to the Offer or purchased under the Stockholder Agreement including, without limitation, the right to vote such Company Common Stock on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries, taken as a whole, or (v) which otherwise is reasonably likely to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole;

                 (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

                 (c) there shall have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole;

                 (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any takeover proposal or (ii) the Company shall have entered into any agreement with respect to any superior proposal in accordance with
         Section 5.02(b) of this Agreement;

                 (e) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of this Agreement and as of the scheduled expiration of the Offer;

                 (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement;

                 (g) the Agreement shall have been terminated in accordance with its terms.

                 Notwithstanding anything contained herein, no condition involving (i) performance of agreements by the Company or (ii) the accuracy of representations and warranties made by the Company (without giving effect to any "materiality" limitation set forth therein), shall be deemed not fulfilled, and Parent and Sub shall not be entitled to fail to accept shares of Company Common Stock for payment or terminate the Offer on such basis, if the respects in which such agreements have not been performed or the representations and warranties are inaccurate, in the aggregate, are not materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

                 The foregoing conditions are for the sole benefit of Sub and Parent and may, subject to the terms of the Agreement, be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.